Filed Pursuant to Rule 433
                                                         File No.: 333-143751-10


The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus when it is available if you request it by calling the toll-free number at 1-800-248-3580.

                        THE SERIES 2007-AR10 CERTIFICATES

                    Initial       Pass-
                   Principal     Through
     Class         Balance(1)     Rate              Principal Types             Interest Types      CUSIP
------------------------------------------------------------------------------------------------------------
    Offered Certificates
Class I-A-1       $154,491,000     (2)      Super Senior, Pass-Through           Variable Rate    94986M AA0
Class I-A-2        $63,255,800     (2)      Super Senior Support, Pass-Through   Variable Rate    94986M AB8
Class I-A-R               $100     (2)      Senior, Sequential Pay               Variable Rate    94986M AC6
Class II-A-1       $26,167,000     (3)      Super Senior, Pass-Through           Variable Rate    94986M AD4
Class II-A-2       $10,714,000     (3)      Super Senior Support, Pass-Through   Variable Rate    94986M AE2
Class II-A-3       $88,787,200     (3)      Senior, Pass-Through                 Variable Rate    94986M AF9
Class B-1           $6,078,000     (4)      Subordinated                         Variable Rate    94986M AG7
Class B-2           $3,039,000     (4)      Subordinated                         Variable Rate    94986M AH5
Class B-3           $1,251,000     (4)      Subordinated                         Variable Rate    94986M AJ1
  Non-Offered Certificates
Class B-4           $1,967,000     (4)      Subordinated                         Variable Rate    94986M AK8
Class B-5             $536,000     (4)      Subordinated                         Variable Rate    94986M AL6
Class B-6           $1,251,882     (4)      Subordinated                         Variable Rate    94986M AM4

----------
(1)   Approximate. The initial principal balances are subject to adjustment.
(2) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group. For the initial distribution date in January 2008, this rate is expected to be approximately 6.395% per annum.
(3) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group. For the initial distribution date in January 2008, this rate is expected to be approximately 6.587% per annum.
(4) The pass-through rate with respect to each distribution date will be a per annum rate equal to the weighted average (based on the group subordinate amount for each loan group) of the net WACs of both loan groups. For the initial distribution date in January 2008, this rate is expected to be approximately 6.465% per annum.

Allocation of Amount to be Distributed on the Class A Certificates

      Group I-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, sequentially, as follows:

      first, to the Class I-A-R Certificates; and

      second, concurrently, to the Class I-A-1 and Class I-A-2 Certificates, pro rata.

      Group II-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, concurrently, to the Class II-A-1, Class II-A-2 and Class II-A-3 Certificates, pro rata.